UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

Forticell Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 218-1885

(Former name or former address, if changed from last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership

On November 21, 2008,  we filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 08-14665 (MG)). We reported such bankruptcy filing in our 8-K report filed on November 21, 2008. We remain in possession of our assets, and continued to operate as a “debtor-in-possession” pursuant to Chapter 11 of the Bankruptcy Code.

On June 12, 2009, we reported in an 8K filing that Holy Land Art, Inc. (HLA) failed to comply with a bankruptcy order for DIP financing in that it has not provided the requisite funding detailed in the order by the June 12, 2009 court imposed deadline. HLA continued to be in breach of said order as of the date of this filing.  The absence of such funding voided the bankruptcy court order. Given the sudden unexpected loss of DIP financing and exposure to imminent eviction, we gave no assurance regarding the continuation of our operations. We endeavored to find alternative financing. Our bankruptcy attorney was assessing our potential claims for damages against HLA and any other parties that may have caused the breach or made misrepresentations regarding, among other things, HLA’s ability to provide financing necessary for us to continue our operations.

On July 29, 2009, in response to our application, our Chapter 11 case was dismissed without prejudice by the United States Bankruptcy Judge. Such dismissal was predicated on our inability to move forward with a plan of reorganization due to the breach caused by HLA and our inability to find last minute funding thereafter. No assurance can be given with respect to our ability to find alternative financing or the continuation of our operations.

Item 7.01 Regulation FD Disclosure.

On August 3, 2009 we are scheduled to be evicted by Columbia University from our New York City laboratory and office facilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forticell Bioscience, Inc. (Registrant)

Date: July 30, 2009	By:	/s/ Alan W. Schoenbart
Chief Executive Officer